Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the amended 1997 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and 1999 Stock Option Plan of Lam Research Corporation of our reports dated August 16, 2005, with respect to the consolidated financial statements and schedule of Lam Research Corporation included in its Annual Report (Form 10-K) for the year ended June 26, 2005, Lam Research Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lam Research Corporation, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
San Jose, California
August 29, 2005